SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934 No.    )

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☐	Preliminary Proxy Statement	☐	CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14A-6(E)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Materiala Pursuant to § 240.14a-11(c) or § 240.14a-12

INNKEEPERS USA TRUST

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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INNKEEPERS USA TRUST

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 7, 2003

Dear Shareholder:

It is our pleasure to invite you to the 2003 annual meeting of the shareholders (the “Annual Meeting”) of Innkeepers USA Trust (the “Company”). The Annual Meeting will be held at the Brazilian Court Hotel, 301 Australian Avenue, Palm Beach, Florida 33480, on Wednesday, May 7, 2003 at 9:00 a.m., local time.

At the Annual Meeting, you will be asked to:

1. Elect three Class III trustees to serve on the Board of Trustees until the annual meeting of shareholders in 2006 or until their successors have been duly elected and qualified; and

2. To transact such other business as may properly come before the Annual Meeting and any adjournments thereof.

If you were a shareholder of record as of the close of business on March 3, 2003 you are entitled to vote at the Annual Meeting.

There is enclosed, as a part of this Notice, a Proxy Statement which contains further information regarding the Annual Meeting. Please read it carefully, and vote. Your vote is important to us!

BY ORDER OF THE BOARD OF TRUSTEES

MARK A. MURPHY
General Counsel and Secretary

Palm Beach, Florida

April 11, 2003

YOUR VOTE IS IMPORTANT!

We want your shares represented at the Annual Meeting regardless of the number of shares you may hold. By following the instructions on the enclosed proxy card your shares will be voted even if you are unable to attend the Annual Meeting. If you attend the Annual Meeting and prefer to vote in person or change your proxy vote you may of course do so.

(i)

INNKEEPERS USA TRUST

PROXY STATEMENT

GENERAL INFORMATION

Introduction

This Proxy Statement and the accompanying proxy card and Notice of Annual Meeting are provided in connection with the solicitation of proxies by the Board of Trustees of Innkeepers USA Trust (the “Company”), for use at the 2003 annual meeting of shareholders (“Annual Meeting”). The Annual Meeting will be held at the Brazilian Court Hotel, 301 Australian Avenue, Palm Beach, Florida 33480, on Wednesday, May 7, 2003 at 9:00 a.m. local time. This Proxy Statement and the accompanying proxy card and Notice of Annual Meeting are first being mailed on or about April 11, 2003 to shareholders of record at the close of business on March 3, 2003. The Company maintains a website at www.innkeepersusa.com.

The Company

The Company is a Maryland real estate investment trust which invests in hotel properties and has elected to be taxed as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986. The Company, through Innkeepers USA Limited Partnership (with its subsidiary partnerships, the “Partnership”), owns 67 hotels (the “Hotels”) with an aggregate of 8,196 rooms in 23 states. To qualify as a REIT, the Company cannot operate hotels. Therefore, during 2002 (and in prior years) the Company leased the Hotels to other entities which either operate the Hotels or engage third parties to operate the Hotels.

During 2002, 61 of the Hotels were leased to Innkeepers Hospitality, Inc. or its affiliates (collectively, the “IH Lessee”) and six of the Hotels were leased to affiliates of Wyndham International, Inc. (the “Summerfield Lessee”). The IH Lessee and the Summerfield Lessee are sometimes referred to as the “Lessees” in this Proxy Statement. The Lessees leased each Hotel from the Company under a percentage lease (collectively, the “Percentage Leases”) providing for rent equal to (a) a fixed base amount or, (b) if greater, percentage rent based on the room revenues of the Hotel. The IH Lessee operated 44 of the Hotels, affiliates of Marriott International, Inc. (“Marriott”) operated 17 of the Hotels, and affiliates of the Summerfield Lessee operated six of the Hotels.

Voting Matters

What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will act upon the matters outlined in this proxy statement. In addition, the Company’s management will report on its performance during 2002 and respond to questions from shareholders.

Who is requesting your vote?

The Board of Trustees of the Company is requesting your vote on the matters presented in this proxy statement.

Who is entitled to vote?

All shareholders of record of the Company’s common shares of beneficial interest (“Common Shares”) at the close of business on March 3, 2003 are entitled to vote. All shareholders are entitled to one vote for each share held by them for all matters submitted for a vote at the Annual Meeting. Cumulative voting for the election of trustees is not permitted.

On March 3, 2003, there were 37,486,913 Common Shares and 4,630,000 Series A cumulative convertible preferred shares of beneficial interest (“Series A Preferred Shares”) issued and outstanding. The outstanding Series A Preferred Shares are convertible into a total of 6,857,493 Common Shares.

You may receive more than one proxy or voting card depending on how you hold your shares. Shares registered in your name are covered by one card. If you also hold shares through someone else, such as a stockbroker or a mutual fund, you may also get material from them asking how you want to vote. We encourage you to respond to all of these requests.

Will a list of shareholders be made available?

A shareholders list will be available at the Annual Meeting and, for ten days prior to the meeting, at our executive office at 306 Royal Poinciana Way, Palm Beach, Florida 33480.

What constitutes a quorum?

A quorum of shareholders is necessary to transact business at the Annual Meeting. A quorum exists if the holders of a majority of the shares entitled to vote are present in person or represented by proxy, including proxies on which abstentions (or withholding authority to vote) are indicated.

How can you vote?

You can vote by either:

•	Signing and returning the enclosed proxy card, or

•	Casting your vote in person at the Annual Meeting.

The individuals identified on the proxy card will vote your shares as you designate when you cast your vote by signing and mailing the proxy card. If you submit a duly executed proxy card but do not specify how you wish to vote your shares, the proxy holder will vote your shares in favor of Item 1 on the proxy card and at their discretion for any other matters properly submitted to a vote at the Annual Meeting.

If you vote by proxy, you may revoke your proxy or change your vote at any time prior to the final tallying of votes by (1) delivering a written notice to our corporate Secretary, (2) executing and delivering a later-dated proxy or (3) attending the Annual Meeting and voting in person.

Can you vote by Internet?

If your shares are held in the name of a broker, bank or other nominee, you will receive instructions on voting your shares from that nominee. A number of brokers and banks participate in a program provided through ADP Investor Communication Services that offers telephone and Internet voting options. Telephone and Internet voting procedures are designed to authenticate your identity, to allow you to vote and to confirm that your vote was properly recorded. The giving of a proxy by telephone or via the Internet will not affect your right to vote in person if you decide to attend the Annual Meeting. If you vote by Internet, you may incur costs, such as usage charges from your Internet access provider or telephone company (e.g., online fees). Please do not return the enclosed paper ballot if you are voting by telephone or over the Internet. If your shares are not registered in your own name and you plan to attend the Annual Meeting and vote your shares in person, you must (1) contact the broker or bank in whose name your shares are held to obtain a broker’s proxy card before the Annual Meeting, and (2) bring it to the Annual Meeting in order to vote.

Can you get Innkeepers’ annual meeting materials delivered to you electronically next year?

As noted above, if your shares are held in the name of a broker, bank or nominee, you may be able to vote your shares for the Annual Meeting via the Internet. The instructions that you receive from your broker or bank will explain how to vote via the Internet. If you vote your shares via the Internet, you can consent to electronic delivery of our future proxy statements, proxy cards and annual reports by responding affirmatively to the request for your consent when the Internet voting instructions prompt you to do so.

If you hold shares in your own name, or if your bank or broker does not provide for Internet voting, and you wish to consent to electronic delivery of our future proxy materials, please contact our Investor Relations department. Our Investor Relations department may be reached in writing at 306 Royal Poinciana Way, Palm Beach, FL 33480, by telephone at (561) 835-1800, or through the internet at www.innkeepersusa.com.

If you consent to electronic delivery of our future annual meeting materials, and we elect to deliver future proxy materials or annual reports electronically, you will receive a notice (by electronic or regular mail) explaining how to access the materials. You may not receive paper copies of some or all of these materials through the mail. Your consent will be effective until you revoke it. By consenting to electronic delivery you are stating to us that you currently have access to the Internet and expect to have access in the future. If you vote by Internet, you may incur costs, such as usage charges from your Internet access provider or telephone company (e.g., online fees). Because you may find electronic delivery and voting fast and convenient, and because it could save us a significant portion of the costs associated with printing and mailing these materials, we encourage you to consent to electronic delivery.

What vote is necessary to approve each item?

Item 1 on the proxy card requests your vote for the trustees who are up for re-election this year. You may cast or withhold your vote for the trustee nominees. The affirmative vote of a plurality of the votes cast at the meeting is required to elect a trustee. In voting the election of trustees, you may vote in favor of any nominee or withhold authority to vote for any nominee. You may not abstain as to the election of trustees. As to any other matter, abstaining will not be counted “for” or “against” proposals, but will be counted for purposes of determining whether a quorum exists.

If your shares are held in the name of a broker, bank or other nominee (i.e., in “street name”), the nominee is required to provide proxy material to you and to seek and follow your instructions with respect to voting. If the nominee does not receive specific instructions from you, it may vote the shares in its discretion on all but certain non-routine matters. In the case of a non-routine matter for which it has received no voting instructions, it may not vote on the proposal. This results in what is known as a “broker non-vote.” “Broker non-votes” will not be counted as votes cast for a proposal, but will be counted for the purpose of determining the existence of a quorum. Item 1 on the proxy card, the election of trustees, is a routine matter and therefore will not result in any broker non-votes.

How do we solicit proxies?

In addition to this mailing, we may solicit proxies personally, electronically or by telephone. We pay the cost of preparing, assembling and mailing the proxy card, this proxy statement, and other enclosed materials, and all clerical and other expenses of solicitation. We also reimburse brokers and other nominees for their expense in connection with sending these materials and processing your voting instructions. We do not expect to retain a solicitor of proxies for the Annual Meeting.

Attending in Person

Shareholders as of March 3, 2003 and invited guests may attend the meeting.

What are the Board’s recommendations?

The Board of Trustees recommends a vote FOR the election of the nominees for trustee. Unless you give other instructions on your proxy card, the people named as proxy holders on the proxy card will vote FOR the election of the nominated trustees.

With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Trustees or, if no recommendation is given, at their own discretion.

PROPOSAL ONE - ELECTION OF TRUSTEES

Introduction

The Company’s Declaration of Trust divides the Board of Trustees into three classes as nearly equal in number as possible and requires that a majority of the Company’s trustees must not be officers or employees of the Company, any lessee of the Company’s property, or any of their affiliates (“Independent Trustees”). At each annual meeting of shareholders, the term of one class expires. The Company has no nominating committee, with the full Board serving in that capacity. Currently, the Board has seven members, with two members serving as Class I trustees with terms expiring in 2004, two members serving as Class II trustees with terms expiring in 2005 and three members serving as Class III trustees with terms expiring in 2003.

Nominees for Class III Trustee

The term of the current Class III trustees, Mr. Jeffrey H. Fisher, Mr. Thomas J. Crocker and Mr. Rolf E. Ruhfus, expires at the Annual Meeting. The Board has nominated Mr. Fisher, Mr. Crocker and Mr. Ruhfus to serve as Class III trustees for three-year terms expiring at the Company’s annual meeting in 2006 or until their successors are elected and qualified.

Unless a shareholder specifies otherwise, each shareholder’s Common Shares represented by the enclosed proxy will be voted FOR the election of the Class III nominees to serve as trustees until the 2006 annual meeting or until their successors are elected and qualify. The nominees have indicated their willingness to serve if elected. While not anticipated, if any nominee shall become unavailable or unwilling to serve the Company as a trustee for any reason, the persons named as proxies on the proxy card may vote for any substitute nominee proposed by the Board of Trustees.

THE BOARD OF TRUSTEES RECOMMENDS A VOTE

FOR THE NOMINEES FOR CLASS III TRUSTEE

The following table sets forth information as of March 3, 2003 with respect to the nominees and each other trustee whose term of office will continue after the Annual Meeting.

NOMINEES FOR CLASS III TRUSTEES

(TERMS EXPIRING 2006)

JEFFREY H. FISHER, age 47, is Chairman of the Board, Chief Executive Officer and President of the Company, positions he has held since the Company’s formation in 1994. Between 1986 and 1994 he served as President and Chief Executive Officer of JF Hotel Management, Inc., an affiliate of the IH Lessee, which leases 61 and operates 44 of the Company’s hotels. Mr. Fisher holds a B.S. degree in Business Administration from Syracuse University, a J.D. degree from Nova University, and an L.L.M in Taxation from the University of Miami. Mr. Fisher has served on the Company’s Board since September 1994.

THOMAS J. CROCKER, age 49, is Chief Executive Officer of Koger Equity, Inc., a publicly-held REIT, which owns and operates 12 suburban office parks and three freestanding buildings, containing 7.7 million square feet, located in eight cities in the Southeast. Prior to joining Koger Equity, Inc. on March 1, 2000, Mr. Crocker was Chairman of the Board and Chief Executive Officer of Crocker Realty Trust, Inc., a privately-held REIT, which owns and operates approximately 6.2 million square feet in 133 office buildings located in six states in the Southeast, plus more than 125 acres of developable land. Previously, Mr. Crocker was Chairman of the Board and Chief Executive Officer of Crocker Realty Trust, Inc., which was one of the largest office-based publicly-held REIT’s in the southeast U.S. from that company’s inception until June 30, 1996. Prior to forming Crocker Realty Trust, Inc., Mr. Crocker headed Crocker & Co., a privately-held firm responsible for development, leasing and property management services to approximately 1.7 million square feet of commercial property and 272 residential units. Prior to 1984, Mr. Crocker was a real estate lending officer at Chemical Bank. Mr. Crocker has served on the Company’s Board since February 1997.

Committee:    Audit

ROLF E. RUHFUS, age 58, is Chairman and Chief Executive Officer of LodgeWorks Corporation, a hotel development and management company, which owns the Sierra Suites hotel brand. Mr. Ruhfus also serves as Chairman and Chief Executive Officer of Wichita Consulting Company, L.P., an investment and consulting services company. Previously, Mr. Ruhfus served as the Chairman and Chief Executive Officer of Summerfield Hotel Corporation, a hotel development and management company and former owner of the Summerfield Suites hotel brand, since its founding in 1988 until its sale to Wyndham International, Inc. in 1998. Mr. Ruhfus served as President of the Residence Inn Company from February 1983 through July 1987 (Residence Inn was acquired by Marriott in July 1987). Mr. Ruhfus joined the Residence Inn Company after spending four years as Director of Marketing for VARTA Battery, Europe’s largest battery manufacturer. Prior to this position, he was a management consultant for McKinsey and Company in its Dusseldorf, Germany office. Mr. Ruhfus was a German Air Force Lieutenant, and received a bachelor’s degree from Western Michigan University in 1968. His graduate degrees include a M.B.A. from the Wharton School in 1971 and a Ph.D. in marketing from the University of Muenster in 1974. Mr. Ruhfus is a member of the international chapter of

The Young Presidents Organization and serves on the board of Wyndham and several European companies. Mr. Ruhfus has served on the Company’s Board since July 1997.

INCUMBENT CLASS I TRUSTEES

(TERMS EXPIRING 2004)

JACK P. DEBOER, age 72, has served as Chairman of the Board, President and Chief Executive Officer of Candlewood Hotel Company, Inc. since its inception in 1995. From October 1993 to September 1995, Mr. DeBoer was self-employed and was engaged in the development of the Candlewood extended-stay hotel concept. From 1988 to 1993, Mr. DeBoer co-founded and developed Summerfield Hotel Corporation, an upscale extended-stay hotel chain. Previously, Mr. DeBoer founded and developed the Residence Inn franchise prior to selling the franchise to Marriott International, Inc. in 1987. Mr. DeBoer has served on the Company’s Board since November 1996.

JOEL F. ZEMANS, age 61, has been active in the ownership and operation of real estate and banks since 1969. From 1971 through 1976, he served as Executive Vice President (and through 1984 as a Director) of Chicago Properties Corporation, a real estate development company specializing in the rehabilitation of multi-unit residential properties in Chicago. Between 1976 and 1991, Mr. Zemans served as President and Chief Executive Officer of de novo Mid Town Bancorp, Inc. and its subsidiary, Mid Town Bank and Trust Company of Chicago, and as Chairman and Chief Executive Officer of two wholly-owned subsidiaries, Mid Town Development Corporation and Equitable Finance Corporation. He currently serves as the managing general partner of a private investment fund and as a consultant to businesses and individuals for real estate financing, investing and strategic planning. Mr. Zemans also serves on the Boards of Directors of Mid America Bank and Bright Electric Supply, and he provides pro-bono consulting to a number of not-for-profit organizations. Mr. Zemans holds both a B.A. and an M.B.A. from the University of Chicago. Mr. Zemans has served on the Board since November 2001.

Committees:    Audit, Compensation

INCUMBENT CLASS II TRUSTEES

(TERMS EXPIRING 2005)

MILES BERGER, age 72, has been engaged in real estate, banking and financial services since 1950. In 1998, Mr. Berger became Chairman and Chief Executive Officer of Berger Management Services LLC, a real estate and financial consulting and advisor services company. From 1969 to 1998, he served as Vice Chairman of the Board of Heitman Financial Ltd., a real estate investment management firm. Mr. Berger served for more than thirty years, until 2001, as Chairman of the Board of MidTown Bank and Trust Company of Chicago, served as Vice Chairman of Columbia National Bank Corp. from 1965-1995 and is Chairman of the Board of Berger Financial Services, a full service real estate advisory and financial services company. Mr. Berger also serves on the Board of Directors of Franklin Capital Corporation, serves as Trustee for Universal Health Realty Income Trust and is on the boards of numerous philanthropic organizations. Mr. Berger has served on the Company’s Board since September 1994.

Committees:    Audit, Compensation

C. GERALD GOLDSMITH, age 74, has been an independent investor and financial advisor since 1976. He is currently a director of Colonial Bank, American Banknote Inc. and Plymouth Rubber Co., and he is Chairman of Property Corp. International, a private real estate investment company. He has served as a director of several banks and New York Stock Exchange-listed companies and various philanthropic organizations. He holds an A.B. from the University of Michigan and an M.B.A. from Harvard Business School. Mr. Goldsmith has served on the Company’s Board since September 1994.

Committees:    Compensation

Meetings of the Board of Trustees and Standing Committees

Trustee Meetings. The business of the Company is conducted under the general management of its Board of Trustees as required by the Company’s Bylaws and the laws of Maryland, the Company’s state of organization. The Board does not manage the daily operations of the business. The Board has delegated that responsibility to the Company’s management, with whom Board members consult periodically. The Board of Trustees holds regular quarterly meetings and special meetings as necessary. The Board of Trustees held four meetings during 2002. All incumbent trustees attended more than 75% of the aggregate number of meetings of the Board of Trustees. The Board of Trustees has not formed a separate nominating committee; the Board itself performs the functions that would be performed by a nominating committee.

Audit Committee. The Board of Trustees has established an Audit Committee, which currently consists of Messrs. Berger (Chair), Crocker and Zemans, each of whom is independent (as defined by applicable New York Stock Exchange rules). Mr. Zemans replaced Mr. Goldsmith on the Audit Committee in November 2002. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees, reviews the adequacy of the Company’s internal accounting controls and practices, and reviews financial disclosures. The Audit Committee met nine times in 2002. Mr. Crocker attended six of the meetings and the other members attended more than 75% of the meetings.

Compensation Committee. The Board of Trustees has established a Compensation Committee, which currently consists of Messrs. Berger, Goldsmith (Chair) and Zemans. Messrs. Berger, Goldsmith and Zemans are not employees of the Company and are, in the opinion of the Board of Trustees, free from any relationships that would interfere with their exercise of independent judgment. The Compensation Committee determines compensation for the Company’s executive officers and administers the Company’s 1994 Share Incentive Plan. The Compensation Committee met three times in 2002, and each member attended more than 75% of the meetings.

Compensation of Trustees

Each non-employee Trustee is paid a cash fee of $24,000 per year, plus $1,250 for each Board meeting attended and $500 for each committee meeting attended ($1,000 for the Chair of the committee meeting). Each trustee also receives reimbursement of out-of-pocket expenses incurred in connection with meetings of the Board or committees. Each non-employee trustee received restricted Common Shares upon joining the Board.

Under the Company’s Trustee Share Incentive Plan, each non-employee trustee who was a member of the Board of Trustees at the time of the initial public offering in 1994 (i.e., Messrs. Berger and Goldsmith) has received 12,500 restricted Common Shares, all of which have vested and are no longer subject to restrictions. Non-employee trustees joining the Board after the initial public offering receive Common Shares with a fair market value of $75,000, 20% of which vest on the date of grant and 20% of which vest on each of the first four anniversaries of the date of grant, if the trustee is a member of the Board on the applicable vesting date. Messrs. DeBoer, Crocker, Ruhfus, and Zemans each received restricted share grants under these provisions when they joined the Board. All of these grants have fully vested, except for those awarded to Mr. Zemans, who joined the Board in November 2001. Each trustee is entitled to receive dividends paid on, and to vote, all such shares, whether vested or unvested.

Under the Trustee’s Incentive Plan, each non-employee trustee who was a member of the Board of Trustees at the time of the initial public offering in 1994 (i.e., Messrs. Berger and Goldsmith) was also granted options to purchase 5,000 Common Shares. Options were granted to the other non-employee trustees on the date that they became trustees, as follows: Mr. DeBoer received an option for 3,000 Common Shares on his appointment to the Board in November 1996, Mr. Crocker received an option for 2,000 Common Shares on his appointment to the Board in February 1997, Mr. Ruhfus received an option for 2,000 Common Shares on his appointment to the Board in June 1997, and Mr. Zemans received an option for 2,000 Common Shares on his appointment to the Board in November 2001. All of the options described above have vested and are fully exercisable. Each non-employee trustee receives an exercisable option to acquire 2,000 Common Shares each year.

The price per Common Share purchased on the exercise of an option is the fair market value of a Common Share on the date the option is granted. The exercise price may be paid in cash, a cash equivalent acceptable to the Compensation Committee, Common Shares, or a combination thereof. Vested options can be exercised whether or not the holder is a Trustee on the date of exercise. No options for Common Shares may be granted and no Common Shareswill be awarded under the Trustee Share Incentive Plan after the date of the annual shareholders meeting in 2007. The share authorization, the terms of outstanding options and the number of shares for which options will thereafter be awarded shall be subject to adjustment in the event of a share dividend, share split, combination, reclassification, recapitalization or other similar event. All options and share awards will become fully exercisable and vested on a change of control (as defined in the Trustee Share Incentive Plan), and in the event a trustee ceases to serve on the Board on account of death or disability.

OWNERSHIP OF THE COMPANY’S COMMON SHARES

Security Ownership of Certain Beneficial Owners

The following table sets forth information, as of December 31, 2002, regarding (a) each trustee, (b) each executive officer and (c) all trustees and executive officers as a group. To the Company’s knowledge, other than as set forth in the table below, there are no persons beneficially owning more than five percent (5%) of the Company’s Common Shares. Unless otherwise indicated, such shares are owned directly and the indicated person has sole voting and investment power.

	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP (1)		PERCENT OF CLASS (1)
Jeffrey H. Fisher	2,495,493	(2)	6.4%
David Bulger	54,688	(3)	*
Gregory M. Fay	46,069	(4)	*
Mark A. Murphy	60,616	(4)	*
Miles Berger	33,906		*
Thomas J. Crocker	17,660		*
Jack P. DeBoer	1,686,982	(5)	4.3%
C. Gerald Goldsmith	26,500		*
Rolf E. Ruhfus	1,017,346	(6)	2.6%
Joel F. Zemans	16,883	(7)	*
Franklin Resources, Inc. One Franklin Parkway San Mateo, CA 94403	3,154,338	(8)	7.8%
Stichting Pensioenfonds ABP Oude Lindestraat 70 Postbus 2889 6401 DL Heerlen The Netherlands	3,704,400	(9)	9.88%
Systematic Financial Management, L.P. Glenpointe East, 7th Floor 300 Frank W. Burr Blvd. Teaneck, NJ 07666	2,091,960	(10)	5.6%
T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, MD 21202	2,873,100	(11)	7.7%
All trustees and executive officers as a group (10 persons)	5,401,156	(2)-(7)	12.9%

*	Represents less than 1% of the outstanding Common Shares.

(1)	For each named person, assumes that (a) all units of limited partnership interest in the Partnership (“Units”) held by the named person are redeemed for Common Shares, (b) the named person exercised all options to acquire Common Shares held by him which are currently exercisable or which become exercisable on or before February 28, 2003 and (c) the named person exercised his right to convert all of his Series A Cumulative Convertible Preferred Shares of Beneficial Interest of the Company (“Series A Preferred Shares”) into Common Shares. The total number of Common Shares used in calculating the percent of class owned by each named person assumes that none of (x) the Units held by other persons are redeemed, (y) the options held by other persons are exercised and (z) the Series A Preferred Shares held by other persons are converted. Outstanding Units may be tendered for redemption by the limited partners on a one-for-one basis for Common Shares, or at the election of the Company an equivalent amount of cash (“Redemption Rights”). Restricted shares typically are subject to a vesting schedule, and unvested restricted shares are generally subject to forfeiture if the owner ceases employment with, or to serve as a trustee of, the Company. Restricted shares, whether vested or unvested, are included in the totals for each named officer and trustee.
(2)	Includes 277,813 shares owned by the IH Lessee. Also includes (A) 68,074 unvested restricted Common Shares and (B) 413,595 Common Shares issuable upon exercise of Redemption Rights.
(3)	Includes 7,692 unvested restricted Common Shares.
(4)	Includes 7,463 unvested restricted Common Shares.
(5)	Includes an aggregate of 1,662,676 Common Shares issuable upon the exercise of Redemption Rights; of those included shares, Mr. DeBoer disclaims beneficial ownership of 688,348 Common Shares issuable upon redemption of Units owned by his wife and adult children.
(6)	Includes 911,791 Common Shares issuable upon the exercise of Redemption Rights. Mr. Ruhfus disclaims beneficial ownership of 259,382 Common Shares issuable upon the exercise of Redemption Rights. These Common Shares relate to interests held by persons who are not affiliates of Mr. Ruhfus in partnerships that Mr. Ruhfus controls.
(7)	Includes 6,242 unvested restricted Common Shares.
(8)	Based on information contained in a Schedule 13-G dated January 30, 2003, and jointly filed with the Securities and Exchange Commission (“SEC”) by Franklin Resources, Inc., Franklin Advisers, Inc., Charles B. Johnson and Rupert H. Johnson Jr., with respect to shares owned by one or more open or closed-end investment companies or other managed accounts which are advised by direct and indirect investment advisory subsidiaries of Franklin Resources, Inc. Includes 3,147,338 Common Shares into which 2,125,000 Series A Preferred Shares owned by the investment companies and/or accounts may be converted.
(9)	Based on information contained in a Schedule 13-G dated January 9, 2003, and filed with the SEC by Stichting Pensioenfonds ABP.
(10)	Based on information contained in a Schedule 13-G dated February 13, 2003, and filed with the SEC by Systematic Financial Management, L.P.
(11)	Based on information contained in a Schedule 13-G dated February 14, 2003, and filed with the SEC by T. Rowe Price Associates, Inc. (“Price Associates”), these securities are owned by various individuals and institutional investors (including T. Rowe Price Small-Cap Value Fund, Inc., which owns 1,923,100 shares, representing 5.1% of the shares outstanding) for which Price Associates serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities and Exchange Act of 1934, Price Associates is deemed to be the beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

Beneficial Ownership Reporting Compliance

Under federal securities laws, the Company’s trustees and executive officers, and any persons beneficially owning more than ten percent (10%) of a registered class of the Company’s equity securities, are required to report their ownership of Common Shares and any changes in that ownership to the Securities and Exchange Commission (the “SEC”). These persons are also required by SEC regulations to furnish the Company with copies of these reports. Specific due dates for these reports have been established, and the Company is required to report in the Proxy Statement any failure to timely file such reports by those due dates during the 2002 fiscal year. Filings were made in December 2002 relating to November 2002 grants, under the shareholder approved trustee share incentive plan, of options to acquire a total of 2,000 Common Shares by each of Jack P. DeBoer and Joel F. Zemans, trustees of the Company. Other than as set forth above, based on information available to the Company, the Company believes that all required filings for executive officers and trustees in 2002 were timely made.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes compensation paid or accrued by the Company from January 1, 2000 to December 31, 2002.

	Year					Long Term Compensation
Name and Principal Position		Annual Compensation				Restricted Share Awards Awards (2)			Securities Underlying Option/SAR
		Salary (1)		Bonus
Jeffrey H. Fisher (3) Chairman, Chief Executive Officer and President	2002 2001 2000	$ $ $	313,300 319,300 278,027	$ $	150,000 — 200,000	$	— — 365,312	(4)	— — —

David Bulger Executive Vice President, Chief Financial Officer and Treasurer	2002 2001 2000	$ $ $	196,690 200,440 167,675	$ $	50,000 — 115,000	$	— — 156,562	(4)	— — —

Gregory M. Fay Chief Accounting and Administrative Officer	2002 2001 2000	$ $ $	196,690 200,440 170,327	$ $	50,000 — 115,000	$	— — 156,562	(4)	— — —

Mark A. Murphy General Counsel and Secretary	2002 2001 2000	$ $ $	196,690 200,440 170,327	$ $	50,000 — 115,000	$	— — 156,562	(4)	— — —

(1)	Includes holiday payments of $6,000 to Mr. Fisher and $3,750 to Messrs. Bulger, Fay and Murphy in 2001, and $5,000 to each named officer in 2000. Holiday payments were made to substantially all Company employees in those years, and the amounts indicated were calculated on substantially the same basis as the payments made to other eligible employees.
(2)	At January 1, 2003 an aggregate of 90,692 unvested restricted Common Shares, with an aggregate value of $694,701 (based on the closing market price of the Common Shares of $7.66 on December 31, 2002), were held as follows: Mr. Fisher - 68,074 shares; Mr. Bulger - 7,692 shares; Mr. Fay - 7,463 shares; and Mr. Murphy – 7,463 shares.
(3)	Mr. Fisher also receives a salary and bonus from the IH Lessee, of which he serves as President.
(4)	In November 2000, Mr. Fisher received a grant of 35,000 restricted shares and Messrs. Bulger, Fay and Murphy received grants of 15,000 restricted shares, all of which have vested.

Equity Compensation Plans

The Company’s share incentive plan for employees and officers (the “1994 Plan”) reserves 3,700,000 common shares for issuance (a) upon the exercise of incentive share options and non-qualified options or (b) as restricted shares and performance shares. The Company may grant up to 1,200,000 restricted shares and performance shares under the 1994 Plan. The 1994 Plan has been approved by the Company’s shareholders. As of December 31, 2002, options to acquire 1,355,500 common shares had been awarded under the 1994 Plan, and 721,638 restricted common shares had been awarded under the 1994 Plan.

The Company’s non-employee trustees share incentive plan (“Trustees Plan”) provides for the grant of up to 200,000 incentive share options and restricted shares to trustees. The Trustees Plan has been approved by the

Company’s shareholders. As of December 31, 2002, options to acquire 74,000 common shares have been awarded under the Trustees Plan, and 66,616 restricted shares have been awarded under the Trustees Plan.

The following table provides additional information about the Company’s equity compensation plans described above, as of December 31, 2002.

	Number of Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of Securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (1)
Equity Compensation Plans Approved by Shareholders	1,355,500	$11.49	1,383,996
Equity Compensation Plans Not Approved by Shareholders	—	—	—

(1)	Under the 1994 Plan, the Company may grant up to 1,200,000 restricted common shares and performance shares. At December 31, 2002, 478,362 shares remained available for issuance in the form of restricted or performance shares under the 1994 Plan. Under the Trustees Plan, 59,384 shares remained available for issuance in the form of restricted shares.

2002 Option Grants

No options or separate share appreciation rights were granted during the 2002 fiscal year to the named executives of the Company.

Aggregated Option Exercises in 2002 and Year-End Option Values

The following table sets forth information regarding the exercise of options during the Company’s 2002 fiscal year by its executive officers (there were none) and regarding unexercised options at December 31, 2002.

Name	Shares Acquired On Exercise	Value Realized	Number of Securities Underlying Unexercised Options at December 31, 2002	Value of Unexercised In-the-Money Options at December 31, 2002
			Exercisable/Unexercisable	Exercisable/Unexercisable(1)
Jeffrey H. Fisher	—	—	1,132,500/116,000	—
David Bulger	—	—	20,000/—	—
Gregory M. Fay	—	—	—	—
Mark A. Murphy	—	—	—	—

(1)	In-the-money options are those for which the 2002 year-end market price of the underlying common shares exceeded the exercise price of the option. The value of the in-the-money options is the difference between the market price (determined on the basis of the closing price as reported by the New York Stock Exchange on the last trading day of 2002) of the common shares ($7.66 per share) and the exercise price of the option multiplied by the number of shares underlying the option. As of December 31, 2002, no options were in-the-money.

Employment Contracts and Arrangements

The Company has entered into employment agreements with each of its four executive officers. Each employment agreement sets forth an annual base salary for the officer. The base salaries for 2003 are: Mr. Fisher, $329,030; and Messrs. Bulger, Fay and Murphy, $206,700 each. Each officer’s salary is subject to increase on January 1 of each year by a percentage equal to the sum of (a) the percentage increase in the CPI in the prior year plus (b) five. Each employment agreement provides for annual cash bonuses if the Company meets certain financial goals. Maximum target bonuses are set for each officer. A substantial portion of the maximum target bonus is reserved for payment if the Company achieves certain financial results and the remainder is reserved for payment in the discretion of the Compensation Committee of the Board of Trustees. The term of each employment agreement extends until January 2, 2004. Mr. Fisher’s employment agreement with the Company permits Mr. Fisher to serve as President of the IH Lessee, and to receive compensation therefor from the IH Lessee.

Each agreement entitles the officer to customary fringe benefits, including vacation, life insurance, health insurance, as well as the right to participate in any other benefits or plans established for any management-level employees. Each employment agreement provides for certain severance payments in the event of death or disability or upon termination by the Company in breach of the agreement (which includes, without limitation, a material modification of duties without consent, preventing the officer from carrying out responsibilities consistent with the officer’s position or a requirement to relocate outside of a 50-mile radius). In any such event, the Company would have to pay the officer three times the officer’s then-current annual salary and bonus, plus any other accrued or deferred compensation. In addition, upon the occurrence of a “change of control,” the Company is also obligated to pay the officer the amounts referred to in the immediately preceding sentence. The Company is also responsible for any excise tax on “excess parachute payments” that may result from such payments. Each agreement defines a “change of control” as (a) a person (together with his affiliates) becoming, or entering into an agreement to become, the owner of 30% of more of the Company’s voting shares (other than as a result of a Company share buy-back or share consolidation), (b) the Company entering into an agreement involving the transfer of 50% or more of the Company’s total assets, (c) the Company entering into an agreement to merge or consolidate, (d) the date that current members of the Board of Trustees cease to constitute a majority of the Board or (e) a complete liquidation or dissolution of the Company.

The Company maintains a 401(k) plan, health insurance and other benefits generally available to all employees. We also maintain a deferred compensation plan that is available only to trustees and executive officers. We make no matching contributions to the deferred compensation plan, but we pay for its administrative cost.

Executive Officers

Information on our four executive officers is set forth below.

Jeffrey H. Fisher is the Company’s Chairman of the Board, Chief Executive Officer and President. For additional information about Mr. Fisher, please see pages 9 and 10.

David Bulger, age 49, is the Company’s Executive Vice President, Chief Financial Officer and Treasurer. He has served as Chief Financial Officer and Treasurer since April 1995 and has served as Executive Vice President since January 1, 2001.

Gregory M. Fay, age 38, is the Company’s Chief Accounting and Administrative Officer, positions he has held since June 2000. From August 1997 to June 2000, Mr. Fay served as the Company’s Vice President of Accounting. Prior to joining the Company, Mr. Fay was a senior manager for the accounting firm of Coopers & Lybrand (now known as PricewaterhouseCoopers LLP).

Mark A. Murphy, age 41, is the Company’s General Counsel and Secretary, a position he has held since April 1997. Prior to joining the Company, Mr. Murphy was an attorney at the law firm of Hunton & Williams.

PERFORMANCE GRAPH

The following graph compares the change in the Company’s total shareholder return on Common Shares for the period January 1, 1998 through December 31, 2002, with the changes in the Standard & Poor’s 500 Stock Index (the S&P 500 Index) and the SNL Securities Hotel REIT Index (“Hotel REIT Index”) for the same period, assuming a base share price of $100 for the Common Shares and the Hotel REIT Index for comparative purposes. The Hotel REIT Index is comprised of sixteen publicly traded REITs which focus on investments in hotel properties. Total shareholder return equals appreciation in stock price plus dividends paid and assumes that all dividends are reinvested. The performance graph is not necessarily indicative of future investment performance.

	Period Ending
Index	12/31/97	13/31/98	12/31/99	12/31/00	12/31/01	12/31/02
Innkeepers USA Trust	100.00	83.16	65.22	98.82	95.61	78.26
S&P 500	100.00	128.55	155.60	141.42	124.63	96.95
SNL Hotel REITs	100.00	49.44	38.40	54.94	51.37	50.68

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee is responsible for (I) setting compensation, (II) awarding discretionary performance bonuses to executives and (III) awarding share, option and other grants under our share incentive plan. No Compensation Committee member is an employee or officer of the Company or any of our affiliates.

The Committee strives for compensation policies which (a) attract and retain competent senior managers, (b) motivate managers to attain the Company’s goals, (c) enable managers to share both in the Company’s risks and rewards, (d) tie managers’ interests to the creation of shareholder value and (e) are determined with reference to the compensation of similarly situated employees of generally comparable companies.

There are three components of the Company’s executive compensation: (1) base salary, (2) annual bonuses and (3) long-term share incentive compensation.

Base Salary. We believe that executive compensation should be, primarily, market based, but should also be flexible enough to attract and retain performers with the necessary skills to achieve and promote the Company’s business strategies. In establishing the base salaries of the executives, the Compensation Committee considered (a) the responsibilities of each officer, (b) each officer’s experience, (c) the salaries of officers with similar responsibilities at real estate companies, other REITs in general and other REITs that acquire hotels, specifically, (d) the competitive market that exists for personnel with the experience and skill sets of the Company’s officers, and (e) the responsibilities of each officer in light of the size, scope and geographic dispersion of the Company’s asset base.

Annual Bonuses. Each employment agreement establishes an annual bonus for the officers based, in substantial part, on the attainment of annual funds from operations per share goals set by the Compensation Committee. The officers will not earn any performance bonus if a minimum performance goal is not met, and bonuses may exceed the target bonus amounts (subject to a pre-set maximum) if higher results are achieved. For 2002, Mr. Fisher received a $125,000 bonus under these provisions, and Messrs. Bulger, Fay and Murphy received bonuses of $25,000 each. Additional annual bonuses are payable in the discretion of the Compensation Committee (subject to a pre-set maximum). After each year-end, the Compensation Committee reviews the performance of the Company and the individual performance of each executive officer in determining whether to award discretionary bonuses for the prior year. For 2002, each executive officer received a discretionary bonus of $25,000.

Long-Term Incentives. The Compensation Committee wants to provide rewards for long-term performance. The Compensation Committee believes that it is essential for the Company’s compensation program to maintain the flexibility to reward contributions which may not be immediately reflected in quantitative performance measures, but which are important to the Company’s long-term success. In determining whether to award grants under the 1994 Plan (none of which were made in 2002), the Committee considers (a) whether and to what extent the grants would further its compensation goals and (b) the incentive plans of the Company’s REIT peers (as reflected in compilations, including the annual survey by the National Association of Real Estate Investment Trusts). The Compensation Committee has made non-cash compensation a significant part of the total compensation package. The Compensation Committee believes that the awards made to date encourage and reward performance by tying the value, or increases in the value, of those awards to the creation of shareholder value. In approving awards, the Compensation Committee will consider, among other factors, (i) growth in earnings, (ii) the operating environment, (iii) the growth of the Company’s asset base, (iv) the scope of an officer’s responsibilities, (v) awards made to executive officers of other REITs, and specifically other REITs which invest in hotel properties, and (vi) an officer’s efficiency.

Most long-term incentives consist of grants of Common Shares and options to acquire Common Shares. The Compensation Committee intends that significant percentages of most awards will vest in the recipient over time and be subject to forfeiture if the recipient leaves the Company prior to vesting and/or achieving performance goals. While the Committee has focused on long-term incentives, it also recognizes that short-term share incentive compensation can be an important factor in retaining key employees and encouraging share ownership. In recognition of this principle, the Compensation Committee has considered the benefits of dividends that are paid on restricted share awards, which provide additional cash annually to the recipient while the recipient bears the risk of forfeiture until the underlying shares have fully vested.

The Compensation Committee also recognizes that it can provide incentives for superior performance by non-executive employees through the prudent use of non-cash compensation. The Compensation Committee expects that substantially all of the compensation of the non-executive employees of the Company will be paid in the form of cash. However, the Compensation Committee has authorized the grant of restricted shares and/or options under the 1994 Plan to certain non-executive employees based on the employees’ importance to the Company, position, seniority and such other factors as the Company’s Chief Executive Officer deems relevant. At December 31, 2002, 6,200 restricted common shares and 13,000 options had been granted to non-executive employees of the Company.

Although none of the Company’s executive officers receives annual compensation in excess of $1 million, the Company continues to evaluate the limit on tax deductibility of compensation in excess of that amount established under the Omnibus Budget Reconciliation Act of 1993. The 1994 Plan allows for the grant of options and certain cash and share incentive awards that qualify as performance-based compensation, which is exempt from the limit.

The foregoing has been furnished by the members of the Compensation Committee for the year ended December 31, 2002.

COMPENSATION COMMITTEE

C. Gerald Goldsmith (Chair)

Miles Berger

Joel F. Zemans

The foregoing Compensation Committee Report shall not be deemed to be incorporated by reference into any of the Company’s filings with the SEC, except as specified by the Company in any such filing.

AUDIT COMMITTEE REPORT

The Audit Committee of the Company’s Board of Trustees (the “Audit Committee”) is composed of three independent trustees and operates under a written charter adopted by the Board of Trustees. The members of the Audit Committee are Miles Berger (Chair), Thomas J. Crocker and Joel F. Zemans. Mr. Zemans replaced C. Gerald Goldsmith as a member of the Audit Committee in November 2002. The Audit Committee recommends to the Board of Trustees, for its approval, the selection of the Company’s independent accountants.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes, to monitor the Company’s compliance with legal requirements and to monitor the independence and performance of the Company’s auditors.

The Audit Committee has met with management and the independent accountants, PricewaterhouseCoopers LLP. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and PricewaterhouseCoopers LLP. The Audit Committee discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

PricewaterhouseCoopers LLP also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with PricewaterhouseCoopers LLP that firm’s independence.

Based upon the Audit Committee’s discussion with management and PricewaterhouseCoopers LLP and the Audit Committee’s review of the representations of management and the report of PricewaterhouseCoopers LLP to the Audit Committee, the Audit Committee recommended that the Board of Trustees include the Company’s and the IH Lessee’s audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission.

AUDIT COMMITTEE

Miles Berger (Chair)

Thomas J. Crocker

Joel F. Zemans

The foregoing Audit Committee Report shall not be deemed to be incorporated by reference into any of the Company’s filings with the SEC, except as specified by the Company in any such filing.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Jeffrey H. Fisher. Affiliates of Mr. Fisher contributed Hotels to the Company on a favorable tax basis in connection with our initial public offering in 1994. The sale, refinancing or prepayment of indebtedness secured by those Hotels may trigger adverse tax consequences to Mr. Fisher. Conflicts of interest, therefore, exist between the Company and Mr. Fisher regarding any transaction involving those Hotels that could trigger adverse tax consequences to Mr. Fisher.

The IH Lessee. At December 31, 2002, we leased 61 Hotels to the IH Lessee pursuant to Percentage Leases. Mr. Fisher controls the IH Lessee. Each Percentage Lease had an initial term of at least 10 years (except for two hotels leased for five-year terms), and the oldest leases begin expiring in the fourth quarter of 2004. Under the Percentage Leases, the IH Lessee is required to pay the greater of (a) a fixed base rent or (b) percentage rent based on the hotel revenue, and certain additional charges, and is entitled to all profits from the operation of the hotels after the payment of rent, operating expenses and other expenses (including management fees). Payments of rent under the Percentage Leases with the IH Lessee constituted approximately 90% of the Company’s 2002 Percentage Lease revenues. For 2002, the IH Lessee incurred or paid the Partnership an aggregate of approximately $80 million in lease payments and had combined net loss of $5.8 million (which includes a $5,875,000 contingent litigation settlement charge). The IH Lessee has a shareholders’ deficit of $6 million (which includes a $5,875,000 contingent litigation settlement charge) at December 31, 2002. Therefore, the Company must rely on the cash flow generated by the IH Lessee from the operations of the Hotels to satisfy IH’s obligations under the Percentage Leases and any other obligations. Because Mr. Fisher is the Chief Executive Officer, President and Chairman of the Board of Trustees of the Company, and controls the IH Lessee, conflicts of interest do or may exist between Mr. Fisher and the Company regarding (a) enforcement of the terms of the Percentage Leases, (b) whether and on what terms Percentage Leases will be renewed upon the expiration of their current terms and (c) whether and on what terms additional leases or management contracts will be awarded to the IH Lessee.

Prior to the passage of the REIT Modernization Act (“RMA”) effective January 1, 2001, REITs were generally required to lease their hotels to entities in which they owned less than a 10% interest. The RMA permits a REIT to lease its hotels to taxable REIT subsidiaries (“TRS”) in which the REIT can own up to a 100% interest. TRS pay corporate level income tax and may retain any after-tax income. A REIT must satisfy certain conditions to use the TRS structure. One of those conditions is that the TRS must hire, to manage the hotels, an ‘eligible independent contractor’ (“EIC”) that is actively engaged in the trade or business of managing hotels for parties other than the REIT. An EIC cannot (i) own more than 35% of the REIT, (ii) be owned more than 35% by persons owning more than 35% of the REIT or (iii) provide any income to the REIT (i.e., the EIC cannot pay fees to the REIT and the REIT cannot own any debt or equity securities of the EIC). Affiliates of the IH Lessee are in the process of obtaining management contracts on hotels owned by parties other than the REIT, in order to qualify as an EIC. Due to Mr. Fisher’s control of the IH Lessee and his position with the Company, the Company’s Board of Trustees formed a special committee of disinterested trustees, consisting of all of the Company’s trustees other than Mr. Fisher, to review the strategic alternatives regarding the lessee position available under the RMA. The special committee engaged an independent financial advisor to assist it in the analysis and also retained independent counsel to advise it in connection with the negotiations and any transaction. In December 2002, the special committee began negotiations with the IH Lessee regarding the possible structure and terms of a transaction (the “TRS Transaction”), and those negotiations are continuing.

From mid-December 2001 to mid-February 2002, approximately 80% of the rooms at the Holiday Inn Express—Lexington, MA were taken out of service to accommodate significant renovations required by the franchisor. The renovations and other franchisor-imposed conditions also adversely affected the hotel’s ability to generate revenue from the rooms remaining in service. As revenue was materially decreased during this period, we agreed to waive our right to collect base rent from the IH Lessee under the Percentage Lease for the hotel for January and February 2002. In addition, we agreed to a credit against future rent to compensate for the decreased amount of income generated by the IH Lessee in January and February 2002, as compared to the average results for those months in the previous two years. As a result, we reduced the rent due to us by $39,000 in 2002.

In the first quarter of 2003, the Company commenced renovations at its Hampton Inn – Norcross, GA hotel that required that a substantial number of rooms be taken out of service. The Company has agreed to compensate the IH lessee for the significant loss of room nights by reducing the Rent payable under the lease for this hotel by an amount of up to $120,000 in 2003.

In October 2001, we terminated a Percentage Lease with the Summerfield Lessee on the Summerfield Suites by Wyndham hotel located in West Hollywood, CA (the “West Hollywood Hotel”). Among other reasons for terminating the lease, we contemplated marketing the hotel for sale and sought to unencumber the hotel from the Summerfield Lessee’s interests. The IH Lessee agreed to enter into a five year Percentage Lease with us on the West Hollywood Hotel and began operating the hotel. The West Hollywood Hotel secured, in part, a loan to the Company by a third party lender, and the lender would not agree to a change in the economic terms of the lease. Therefore, the IH Lessee agreed to enter into the new lease with us for the West Hollywood Hotel on the same rent terms as the Summerfield Lessee’s prior lease, understanding that the hotel would likely be sold in the near- to mid-term. The IH Lessee’s Percentage Leases permits us to terminate a lease and sell the related hotel unencumbered by the lease, if we pay the IH Lessee the fair market value of the leasehold interest being terminated, either in cash or with one or more replacement leases on other hotels. The IH Lessee and the Company understood that if the West Hollywood hotel was sold before late 2002, it was likely to produce losses for the IH Lessee due to the poor hotel business environment after the September 11 attacks and due to the rent formula that the IH Lessee was required to accept. Therefore, we agreed that if the West Hollywood Hotel was sold before the IH Lessee was able to recover its expected short-term losses on the hotel, we would reimburse the IH Lessee a lease termination fee equal to its accumulated losses, up to a maximum of $225,000. The West Hollywood hotel was sold on July 24, 2002 and we paid the IH Lessee a termination fee of $62,000. The parties agreed that such payment would satisfy our obligation under the Percentage Lease to compensate the IH Lessee for the termination of the lease.

The Company shares office space with the IH Lessee, for which it reimburses the IH Lessee. In addition, the Company and the IH Lessee share the services of certain employees performing certain corporate staff, administrative and similar functions, for which cost allocations are made. The Company paid the IH Lessee $100,000 in 2002 for the net amount of these allocations.

In May 2000, the former Chief Operating Officer of the Company (who is a minority shareholder of certain of the IH Lessee entities) filed suit against the Company, the IH Lessee and Mr. Fisher. Because the parties named in the suit may have competing interests, conflicts of interest may exist regarding litigation tactics and settlement. The suit alleges that he was wrongfully terminated by the Company under his employment contract with the Company, was wrongfully terminated by the IH Lessee under his employment contract with the IH Lessee, was injured by various breaches of fiduciary duty by Mr. Fisher in his capacity as a director and majority shareholder of the IH Lessee, and various other related claims against the Company and the IH Lessee. In December 2002, the defendants entered into a settlement agreement with the plaintiff that is contingent upon the closing of a TRS Transaction. In exchange for a complete release of all claims and in settlement of the litigation, (a) the Company agreed to pay plaintiff $1.8 million in cash and vest 116,908 unvested restricted common shares, which resulted in a non-cash charge of $1.2 million, and (b) the IH Lessee agreed to pay the minority shareholder $5.9 million. Mr. Fisher agreed to purchase the plaintiff’s equity interests in the IH Lessee for $1 million. The Company also agreed to purchase the plaintiff’s 116,908 restricted shares, at his option, upon closing of a TRS Transaction at the then-current market price. If a TRS Transaction does not close by April 30, 2003, in the absence of a further agreement among the parties, the litigation will resume and the Company (and the IH Lessee and Mr. Fisher) presently intends to continue to aggressively defend all allegations.

Franchise Licenses; Management Agreements. The IH Lessee, which is controlled by Mr. Fisher, holds all of the franchise licenses for the Hotels leased by the IH Lessee (to the extent such hotels have franchise agreements). The IH Lessee pays the franchise fees for all of the Hotels leased to it that are subject to franchise fees, except for franchise license application and transfer fees, which typically are paid by us. Since our inception in 1994, we have paid franchise license application, transfer and related fees for hotels leased to the IH Lessee in the aggregate amount of approximately $995,000. We have also entered into agreements with franchisors under which we have guaranteed certain obligations of the IH Lessee under franchise agreements, including obligations to pay royalties and other fees to the franchisors, generally in exchange for the right to substitute a different lessee as the franchisee under the relevant franchise agreement if we terminate the Percentage Lease for a franchised hotel.

The IH Lessee is also the primary contracting party under management agreements with subsidiaries of Marriott International, Inc. (“Marriott”) relating to the 17 Hotels leased to the IH Lessee and managed by Marriott (“Marriott Management Agreements”). The right to operate those Hotels under the Residence Inn by Marriott or TownePlace Suites by Marriott brands is generally contained in the Marriott Management Agreements, and not in separate franchise agreements. The IH Lessee pays the management and other fees payable under the Marriott Management Agreements. We have loaned to the IH Lessee an aggregate of approximately $860,000, which the IH Lessee was required to make available to Marriott for initial working capital at certain Hotels managed by Marriott. In addition, we advanced the IH Lessee a $44,400 working capital loan when it began leasing and operating the West Hollywood Hotel in October 2001. This advance was repaid in July 2002 when the West Hollywood Hotel was sold.

These loans are unsecured, bear no interest, and are payable on demand. We generally expect that a working capital loan for a hotel will be repaid at the termination of the related Percentage Lease.

We have executed most of the Marriott Management Agreements as a third party, pursuant to which we have guaranteed certain of the obligations of the IH Lessee under those agreements, including obligations to pay management fees, franchise system fees, and other fees to Marriott. As a result, we could have direct liability to Marriott for the IH Lessee’s financial obligations under the Marriott Management Agreements if the IH Lessee breached those agreements.

In January 2003, the Company and the IH Lessee entered into a letter of intent with Marriott for a transaction under which the IH Lessee will convert the Marriott Management Agreements into long-term franchise agreements. The IH Lessee will pay a royalty fee of 6½% of room revenues to Marriott for the first ten years of each franchise agreement and a 5 % royalty thereafter. The term of the franchise agreements will be a minimum of 15 years. Marriott will have enhanced rights to terminate after 10 years the franchise agreements for the five “Generation 1” Residence Inn by Marriott hotels that are among the 17 hotels, and Marriott will have the right to terminate the franchise agreement for one hotel after four years. The IH Lessee will also pay Marriott a conversion fee each year for 10 years, beginning in 2004, equal to $850,000 plus 50% of aggregate available cash flow (after rent under the Percentage Leases) in excess of a specified threshold. A portion of the conversion fee allocable to any hotel will be waived for a year if, generally, the hotel’s room revenues for that year decline below certain levels and certain other conditions are met. The Company will guarantee the IH Lessee’s obligations under the new franchise agreements, including payment of the conversion fee. In connection with these conversions, the IH Lessee and the Company will generally release Marriott from any liability accruing with respect to any Marriott-branded hotel owned by the Company as of the conversion date. The IH Lessee expects to convert four of the 17 hotels on or about March 28, 2003 and the balance on or before June 20, 2003. The terms described above and the conversion of the 17 hotels to management by the IH Lessee are subject to the execution of definitive documentation by the IH Lessee, Marriott and the Company, and the satisfaction of other conditions including obtaining lender consents.

As we have guaranteed certain obligations of the IH Lessee under franchise agreements and Marriott Management Agreements, conflicts of interest exist between the Company and Mr. Fisher regarding the performance of the IH Lessees under the franchise agreements or Marriott Management Agreements or other actions or failures to act by the IH Lessee which could result in liability to us under our guarantees.

Jack P. DeBoer. In November 1996, we acquired seven Residence Inn by Marriott hotels (the “DeBoer Hotels”) from affiliates of Jack P. DeBoer (the “DeBoer Group”), including Rolf E. Ruhfus. Messrs. DeBoer and Ruhfus are trustees of the Company. The DeBoer Group received Class B preferred units of limited partnership interest in the Partnership (“Class B Preferred Units”) in partial consideration for the acquisitions. Following the acquisition of the DeBoer Hotels, Mr. DeBoer joined our Board of Trustees. Mr. DeBoer joined the Board under an arrangement requiring the Company to nominate Mr. DeBoer for election to the Board and to support his nomination, except if Mr. DeBoer (i) acts or fails to act in a manner that the Board deems detrimental to the Company and as a result of which the Board determines unanimously that it cannot nominate Mr. DeBoer, (b) ceases to own at least 25% of the Class B Preferred Units that he owned upon the closing of the acquisition of the DeBoer Hotels acquisition or (c) is legally disqualified from serving as a trustee.

Due to the potential adverse tax consequences to members of the DeBoer Group that may result from a sale of the DeBoer Hotels, we agreed that for a period of up to ten years following the closing of the acquisition of the DeBoer Hotels, (i) a taxable sale of a DeBoer Hotel will require the consent of the applicable members of the DeBoer Group and (ii) we will maintain at all times outstanding indebtedness of at least approximately $40 million (the “Required Indebtedness”). The Required Indebtedness is subject to reduction upon the occurrence of certain events, including the death of, or certain redemptions or taxable transfers of the Class B Preferred Units held by, members of the DeBoer Group. If we sell a DeBoer Hotel without the required consent or fail to maintain the Required Indebtedness, we agreed to indemnify the applicable members of the DeBoer Group for certain resulting income tax liabilities, which could be substantial. Notwithstanding these indemnification rights, and particularly after the indemnification period ends, conflicts of interest may exist between the Company and Mr. DeBoer regarding transactions involving the DeBoer Hotels that could trigger adverse tax consequences to some or all of the DeBoer Group.

Mr. DeBoer and certain of his affiliates have in the past, and continue to be, involved in the development of hotels, including extended-stay hotels. Mr. DeBoer is the Chairman of the Board, Chief Executive Officer, President and a significant shareholder of Candlewood Hotel Company, Inc. (“Candlewood”), a public hotel company that is the owner, operator and franchisor of Candlewood and Cambridge Suites hotels, an economy extended-stay hotel chain founded by Mr. DeBoer. Hotels developed by Mr. DeBoer and his affiliates, including Candlewood and Cambridge

Suites hotels, may compete with our hotels for guests, and hotel companies with which Mr. DeBoer is affiliated, including Candlewood, may compete with us for acquisition opportunities and for qualified employees. Accordingly, the interests of the Company and Mr. DeBoer could be different in connection with matters relating to our Hotels or proposed acquisitions that are competitive with hotels owned or being considered for acquisition or development by Mr. DeBoer and his affiliates.

Each Class B Preferred Unit held by the DeBoer Group may be redeemed for an amount of cash equal to the then-trading value of a Common Share on the New York Stock Exchange (“NYSE”) or, at our option, one common share. Assuming full redemption of all Units held by the DeBoer Group and the issuance of common shares in exchange for those Class B Preferred Units, the DeBoer Group would own approximately 7.6% of the common shares outstanding at December 31, 2002 (assuming no redemptions of Units held by others).

The Company and the IH Lessee have, for the last several years, placed substantially all of their insurance through Manning & Smith, Wichita, Kansas, a full service commercial insurance broker that has developed a specialty in insuring hotels. The Summerfield Lessee also obtains through Manning & Smith substantially all of the insurance coverages required to be maintained by its Percentage Leases with the Company. Manning & Smith is a private company of which Mr. DeBoer owned 47% of the stock. Mr. DeBoer informed the Company that as of the time that the Company (and the IH Lessee) renewed most of its insurance coverages, in November 2002, he had disposed of his interest in Manning & Smith. Mr. DeBoer has informed us that he was not an officer of Manning & Smith and did not participate in its management or the setting of its corporate policies. Under the Percentage Leases with the IH Lessee, certain insurance coverages are required to be paid for by the Company (generally, property coverages for casualties such as fire, earthquake, etc.) and other customary coverages are required to be paid for by the IH Lessee (generally, liability coverages such as general liability and crime). Both parties are, generally, named as the insured or as an additional named insured on these policies. In addition, each party pays for worker’s compensation, employment practices liability and, in the Company’s case, trustees’ and officers’ insurance. The Company and the IH Lessee have historically purchased many of these coverages under blanket policies and allocated costs between them as required by the Percentage Leases or, if not addressed by the Percentage Leases, as otherwise agreed between them.

The gross amount of the premiums paid for the twelve months ending October 31, 2002 for coverages placed by Manning & Smith was approximately $2,201,000 for the Company and approximately $1,200,000 for the IH Lessee. Most of our coverages renewed on November 1, 2002. Due primarily to (a) the effects on the insurance markets of the September 11, 2001 attacks, (b) the significant number of relatively older wood-frame, non-sprinklered hotels owned by us, (c) the loss history of our insurers on the Company’s and/or the IH Lessee’s written premiums and (d) insurance companies’ losses in the investment markets, the Company and the IH Lessee’s premiums increased by an average of approximately 26% for the policy year ending October 31, 2003 over the 2002 policy year. In addition, the Company will be subject to higher deductibles and more coverage exclusions than in the past and, in some cases, such as for umbrella liability and California earthquake coverage, lower limits of coverage. Each year, the Company and the IH Lessee seek to confirm, by obtaining alternate bids and/or independent advice, that their coverages are sufficient and that the premiums are generally consistent with premiums charged to similarly situated companies. However, there are no assurances that the Company and the IH Lessees are not paying more in premiums than if they placed their coverages through one or more brokers other than Manning & Smith.

Rolf E. Ruhfus. In June 1997, we acquired the Summerfield Hotels from affiliates of Rolf E. Ruhfus (the “Summerfield Group”). The Summerfield Group received common units of limited partnership interest in the Partnership (“Common Units”) in partial consideration for the acquisitions. Following the acquisition of the Summerfield Hotels, Mr. Ruhfus joined our Board of Trustees. Mr. Ruhfus joined the Board under an arrangement requiring us to nominate Mr. Ruhfus for election to the Board and to support his nomination, except if Mr. Ruhfus (i) acts or fails to act in a manner that the Board deems detrimental to us and as a result of which the Board determines unanimously that it cannot nominate Mr. Ruhfus, (b) ceases to own at least 25% of the Common Units that he owned upon the closing of the Summerfield Hotel acquisition or (c) is legally disqualified from serving as a trustee.

Mr. Ruhfus is a director of Wyndham International, Inc. In October 2001, we terminated the Summerfield Lessee’s lease of one of the Summerfield Hotels, and leased that hotel to the IH Lessee pending the sale of that hotel in July 2002. We lease the six remaining Summerfield Hotels to the Summerfield Lessee. Mr. Rufhus serves on the Board of Directors of Wyndham International, Inc., the parent of the Summerfield Lessee and the manager and franchiser of the Summerfield Hotels. Pursuant to the terms of the Percentage Leases, the Summerfield Lessee is required to pay the greater of (a) a fixed base rent or (b) percentage rent based on the revenues of the hotels, and certain other additional charges, and is entitled to all profits from the operation of the hotels after the payment of rent, operating expenses and other expenses (including insurance). For the year ended December 31, 2002, the Summerfield Lessee incurred or paid us an aggregate of approximately $9.3 million in lease payments under the Percentage Leases for the Summerfield Hotels. Conflicts of interest may exist between the Company and Mr. Rufhus regarding enforcement of the terms of those Percentage Leases.

In October 2001, we paid the Summerfield Lessee $160,000 to terminate its Percentage Lease on the West Hollywood Hotel. We had been engaged in discussions with the Summerfield Lessee regarding the performance of the hotel, various performance tests under the hotel’s Percentage Lease and the parties’ respective rights and obligations under the Percentage Lease and related agreements. Ultimately, we decided to pay a relatively small amount of money to terminate the Summerfield Lessee’s right to operate the West Hollywood Hotel, which coincided with our decision to market the hotel for sale. We believe that the Summerfield Lessee failed certain performance tests at one or more of the Summerfield Hotels in 2002, which would give rise to certain rights under the Percentage Leases for the effected Summerfield Hotels, possibly including the right to terminate those Percentage Leases. We are in discussions with the Summerfield Lessee regarding our rights under the Percentage Leases and a possible resolution of these matters.

Due to the potential adverse tax consequences to members of the Summerfield Group that may result from a sale of the Summerfield Hotels, we agreed that for a period of up to seven years following the closing of the acquisition of the Summerfield Hotels, any taxable sale of a Summerfield Hotel will require the consent of the applicable members of the Summerfield Group. If we sell a Summerfield Hotel without the required consent, we agreed to indemnify the applicable members of the Summerfield Group for certain resulting income tax liabilities, which could be substantial. Notwithstanding this indemnification, and particularly after the indemnification period ends, conflicts of interest may exist between the Company and Mr. Ruhfus regarding transactions involving the Summerfield Hotels that could trigger adverse tax consequences to some or all of the Summerfield Group. In 2001, we classified the West Hollywood Hotel as “held for sale,” and made a special tax election to recognize a gain. As a result of this election, we triggered a tax liability to members of the Summerfield Group, and paid them $169,000 in January 2002 in satisfaction of our indemnification obligations.

Mr. Ruhfus and certain of his affiliates have in the past, and continue to be, involved in the development of hotels, including extended-stay hotels. As noted above, Mr. Ruhfus is a Board member of Wyndham International, Inc. Wyndham owns, operates and franchises Summerfield Suites by Wyndham hotels as well as other full and limited service hotels and hotel brands. An entity controlled by Mr. Ruhfus also owns the Sierra Suites brand, which is a mid-priced extended-stay hotel brand founded by Mr. Ruhfus. Affiliates of Mr. Ruhfus own and operate several Sierra Suites hotels and Summerfield Suites by Wyndham hotels. Hotels developed by Mr. Ruhfus and/or Wyndham, including Summerfield Suites by Wyndham hotels, may compete with our hotels for guests and companies with which Mr. Ruhfus is affiliated may compete with us for acquisition opportunities and for qualified employees. Accordingly, the interests of the Company and Mr. Ruhfus could be different in connection with matters relating to the Company’s Hotels or proposed acquisitions that are competitive with hotels owned or being considered for acquisition or development by Wyndham.

Wyndham has guaranteed the obligations of the Summerfield Lessee, and has posted $4,759,220 in letters of credit as security for its obligations under the Percentage Leases for the six Summerfield Hotels leased to the Summerfield Lessee (“Summerfield Leases”). In 2002, Wyndham reported a net loss of approximately $500 million.

Mr. Ruhfus’ roles as trustee of the Company and director of Wyndham may pose conflicts regarding when, whether and to what extent (a) obligations under the Summerfield Leases and related guarantees are adhered to and/or (b) remedies are pursued and obtained by the Company under the Summerfield Leases, including draws under the letter of credit.

SHAREHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

The Board of Trustees will present shareholder proposals at the 2004 annual meeting of shareholders, provided that such proposals are submitted by eligible shareholders who have complied with the relevant regulations of the SEC regarding such proposals, and with requirements of the Company’s Bylaws. A copy of our Bylaws is available upon written request addressed to the Secretary of the Company. Shareholder proposals intended to be submitted for presentation at the Company’s 2004 annual meeting of shareholders must be made in writing and must be received by the Company at its executive offices (a) no later than one hundred and twenty (120) days before the one-year anniversary of the date of this Proxy Statement, if the proposal is intended to be included in the Company’s proxy materials for the 2004 annual meeting, or (b) no more than ninety (90) days and no less than sixty (60) days before the one-year anniversary of the Annual Meeting, if the shareholder proposal is not intended to be included in the Company’s proxy materials for the 2004 Annual Meeting.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

Retention of Auditor. PricewaterhouseCoopers LLP has served as auditors for the Company and its subsidiaries for the year ended December 31, 2002 and will continue to so serve for the year ending December 31, 2003 until and unless changed by action of the Board of Trustees. A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have an opportunity to make a statement to shareholders if they desire to do so and will be available to respond to appropriate questions.

Audit Fees. The following chart sets forth the amounts paid by the Company to PricewaterhouseCoopers LLP with respect to services provided in 2002 and 2001:

	Amount
Type	2002	2001
- Audit fees	$87,300	$73,500
- Financial information systems design and implementation fees	0	0
- All other fees	$22,878	$29,500

	$110,178	$103,400

The $22,878 in ‘other fees’ paid in 2002 was incurred in connection with the Company’s public common share offering completed in July 2002. The $29,500 in ‘other fees’ paid in 2001 was for an audit of the results of the Summerfield Hotels.

According to PricewaterhouseCoopers LLP, only full-time permanent employees of PricewaterhouseCoopers LLP worked on the Company’s audit in 2002. PricewaterhouseCoopers LLP also serves as the independent accountants for the IH Lessee and receives payments from the IH Lessee for its services.

ANNUAL REPORT TO SHAREHOLDERS

The Annual Report to Shareholders for the fiscal year ended December 31, 2002, including consolidated financial statements, is being furnished along with this proxy statement to shareholders of record on March 3, 2003. The Annual Report to Shareholders does not constitute a part of the proxy soliciting material. The Annual Report includes the Company’s Annual Report on Form 10-K for the year ended December 31, 2002.

“ HOUSEHOLDING” OF PROXY STATEMENTS AND ANNUAL REPORTS

This year, the Company may deliver only one copy of this proxy statement and our 2002 Annual Report to multiple shareholders sharing the same address. This delivery method, known as “householding,” will save us printing and mailing costs. If you did not receive an individual copy of this proxy statement or the 2002 Annual Report, and you would like separate copies, or if you would like to receive copies of our future proxy statements and annual reports, please contact our Investor Relations department. Our Investor Relations department may be reached in writing at 306

Royal Poinciana Way, Palm Beach, FL 33480, by telephone at (561) 835-1800, or through the internet at www.innkeepersusa.com.

Also, if you own our shares in more than one account, such as individually and also jointly with your spouse, you may receive more than one set of our proxy statements and annual reports. To assist us in saving money and to provide you with better shareholder services, we encourage you to have all your accounts registered in the same name and address. You may do this by contacting our transfer agent, Computershare Investor Services LLC, by telephone at (877) 360-5362 or in writing at Computershare Investor Services LLC, 2 North LaSalle Street, Chicago, IL 60602.

ELECTRONIC DELIVERY OF FUTURE ANNUAL MEETING MATERIALS

The Company would like to encourage all shareholders holding their shares in the name of a broker to consent to receiving (through your broker) the Company’s future proxy materials and annual reports electronically by providing the appropriate information when you vote via the Internet. Electronic delivery could save the Company a significant portion of the costs associated with printing and mailing its annual meeting materials, and we hope that our shareholders find this service convenient and useful. If you consent and the Company elects to deliver future proxy materials and/or annual reports to you electronically, then the Company will send you a notice (either by electronic mail or regular mail) explaining how to access these materials but will not send you paper copies of these materials unless you request them. The Company may also choose to send one or more items to you in paper form despite your consent to receive them electronically. Your consent will be effective until you revoke it by terminating your registration at the website www.InvestorDelivery.com if you hold shares at a brokerage firm or bank participating in the ADP program.

By consenting to electronic delivery, you are stating to the Company that you currently have access to the Internet and expect to have access in the future. If you do not have access to the Internet or do not expect to have access in the future, please do not consent to electronic delivery because the Company may rely on your consent and not deliver paper copies of future annual meeting materials. In addition, if you consent to electronic delivery, you will be responsible for your usual Internet charges (e.g., online fees) in connection with the electronic delivery of the proxy materials and annual report.

OTHER MATTERS

The Board of Trustees knows of no other business to be brought before the Annual Meeting. If any other matters properly come before the Annual Meeting, the proxies will be voted on such matters in accordance with the judgment of the persons named as proxies therein, or their substitutes, present and acting at the meeting.

The Company will furnish to each beneficial owner of Common Shares entitled to vote at the Annual Meeting, upon written request, copies of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, including financial statements and financial statement schedules. Please direct requests to Investor Relations, Innkeepers USA Trust, at 306 Royal Poinciana Plaza, Palm Beach, Florida 33480. The Company’s telephone number is (561) 835-1800. Copies of these materials will also be available on the Company’s website at www.innkeepersusa.com.

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☐ Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

A Election of Trustees

This proxy is solicited by the Company’s Board of Trustees. If no specification is made, this proxy will be voted FOR the election of each of the nominees.

1.	Class III - Term Expiring 2006 For Withhold

Nominee:

01 Jeffrey H. Fisher

02 Thomas J. Crocker

03 Rolf E. Ruhfus

2.	In their discretion, the proxies (and if the undersigned is a proxy, any substitute proxies) are authorized to vote upon such other business as may properly come before this meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder.

B Authorized Signatures – Sign Here – This section must be completed for your instructions to be executed.

Please sign your name exactly as it appears on share certificate. Only one of several joint owners need sign. Fiduciaries should give full title.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)

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Proxy - Innkeepers USA Trust

306 Royal Poinciana Way, Palm Beach, Florida 33480

Annual Meeting of Shareholders - May 7, 2003

The undersigned hereby appoints Jeffrey H. Fisher and Mark A. Murphy, or either of them, with full power of substitution in each, proxies (and if the undersigned is a proxy, substitute proxies) to vote all Common Shares of the undersigned in Innkeepers USA Trust at the Annual Meeting of Shareholders to be held at the Brazilian Court Hotel, 301 Australian Avenue, Palm Beach, FL 33480, at 9:00 a.m., local time, on Wednesday, May 7, 2003 and at any adjournments thereof, as specified below:

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued and to be signed on reverse side.)